Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SendGrid, Inc.:

We consent to the use of our report dated August 18, 2017, with respect to the consolidated balances sheets of SendGrid, Inc. as of December 31, 2015 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, CO
October 18, 2017